Exhibit 99.1

         Cincinnati Financial Corporation Reports Record Fourth-Quarter
                          and Full-Year 2003 Results@<

     * Fourth-quarter net income reached $130 million, or 80 cents per share, compared with $56 million, or 35 cents

     * 2003 net income reached $374 million, or $2.31 per share, compared with $238 million, or $1.46

     * 2003 results included $38 million fourth-quarter pretax release of Ohio UM/UIM reserves and $23 million third-quarter pretax recovery from negotiated settlement

     * Property casualty full-year underwriting profit rose to record
       $140 million

     * Book value per share gained 11.7% to record high of $38.69


    CINCINNATI, Feb. 4 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today reported full-year 2003 net income of $374 million, or $2.31 per diluted share, up 57.0 percent from $238 million, or $1.46 per share, in 2002. Net income per share included net realized investment losses of 17 cents in 2003 versus losses of 38 cents in 2002. Reflecting the Ohio Supreme Court's November 2003 decision to limit its earlier Scott-Pontzer ruling, pretax results included the fourth-quarter 2003 release of $38 million in uninsured motorist/underinsured motorist (UM/UIM) reserves. Further, as the result of a settlement negotiated with a vendor, full-year pretax results also included the third-quarter recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000 to write off previously capitalized software development costs.

    Revenues from pretax investment income, the primary source of profits, rose 4.7 percent to $465 million for the year. Total revenues advanced $338 million, or 11.9 percent, to $3.181 billion.



    Financial Highlights*

    (Dollars in millions,      Fourth Quarter Ended     Twelve Months Ended
     except share data)           December 31,              December 31,
                                2003         2002         2003         2002

    Income Statement Data
      Net income               $ 130         $ 56        $ 374        $ 238
      Negotiated settlement
       - software cost recovery   --           --           15           --
      Net income
       before recovery*        $ 130         $ 56        $ 359        $ 238
      Net realized investment
       gains and losses            2          (40)         (27)         (62)
      Operating income
       before recovery*        $ 128         $ 96        $ 386        $ 300
    Per Share Data (diluted)
      Net income              $ 0.80       $ 0.35       $ 2.31       $ 1.46
      Negotiated settlement
       - software cost recovery   --           --         0.09           --
      Net income
       before recovery*       $ 0.80       $ 0.35       $ 2.22       $ 1.46
      Net realized investment
       gains and losses         0.01        (0.24)       (0.17)       (0.38)
      Operating income
       before recovery*       $ 0.79       $ 0.59       $ 2.39       $ 1.84
      Cash dividend declared    0.25       0.2225         1.00         0.89
      Book value                  --           --        38.69        34.65
      Average shares
       outstanding       162,215,733  162,500,454  161,716,324  163,193,184

    * The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 10 of this news release defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).


    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "By any measure, 2003 was an excellent year for our company as we essentially achieved or exceeded the targets we set for the year. Full-year 2003 revenue and income reached record levels. The healthier equity markets and our strong insurance results led to record assets, equity and book value. Our
94.7 percent combined ratio was the best it has been in more than 10 years. Bottom line, we are reaping the rewards of our initiatives to provide a stable market for our agencies' best business.

    "As a result, full-year operating income before the recovery gained
28.7 percent to $2.39 per share, including a benefit of 15 cents from the released UM/UIM reserves. This compared with operating income of $1.84 in 2002. These results confirm our conviction that our strategy is working," Schiff said.

    After higher-than-normal catastrophe losses in the first nine months of 2003, catastrophe losses in the fourth quarter were in line with the company's expectations. For the full year, catastrophe losses totaled $97 million, contributing 3.6 percentage points to the combined ratio and reducing after-tax earnings per share by 39 cents. In 2002, catastrophe losses totaled $87 million, also contributing 3.6 percentage points to the combined ratio and reducing after-tax earnings per share by 35 cents.


    UM/UIM Reserve Release Boosts Fourth-Quarter Results

    For the fourth quarter ended December 31, 2003, net income rose
130.4 percent to $130 million, or 80 cents per share. Operating income rose
33.1 percent to $128 million, or 79 cents per share.

    Total revenues advanced $117 million to $840 million, up 16.3 percent over the fourth quarter of last year. Revenues from pretax investment income rose
4.2 percent to $118 million from $114 million in last year's fourth quarter.

    In the fourth quarter of 2003, the company released $38 million pretax in previously established UM/UIM reserves following the Ohio Supreme Court's limiting of its 1999 Scott-Pontzer v. Liberty Mutual decision. That action added $25 million, or 15 cents per share, to after-tax net income. Up to $37 million in additional case reserves may be released in coming quarters as the company continues to review pending claims in light of the recent court decision.

    As background, in 1999, the Ohio Supreme Court's decision in Scott-Pontzer
v. Liberty Mutual greatly increased insurer exposure on commercial auto insurance policies. Additionally, the same court's 2000 decision in Linko v. Indemnity effectively caused insurers to extend UM/UIM coverage, at the newly increased level of exposure, to every auto insurance policy in Ohio at no additional premium. The court rulings affected all auto insurers in the state. In the November 2003 decision to limit the Scott-Pontzer decision, the court ruled that an employer's commercial automobile insurance policy covers only injured employees and only when the accident happens in the course and scope of their employment.



    Property Casualty Insurance Operations

    (Dollars in millions - GAAP) Fourth Quarter Ended   Twelve Months Ended
                                    December 31,            December 31,
                                2003         2002         2003         2002

    Income Statement Data
     Earned premiums           $ 690        $ 642      $ 2,653      $ 2,393
     Loss and loss expenses
      excluding catastrophe
      losses                     408          423        1,700        1,658
     Catastrophe losses            7           21           97           87
     Underwriting expenses       200          166          716          641
       Underwriting profit      $ 75         $ 32        $ 140          $ 7
       Underwriting profit
        before recovery*        $ 75         $ 32        $ 117          $ 7
    Ratio Data
     Loss and loss expenses
      excluding catastrophe
      losses                    59.1%        65.8%       64.1%         69.3%
     Catastrophe losses          1.0          3.3         3.6           3.6
     Underwriting expenses      29.0         25.9        27.0          26.8
       Combined ratio           89.1%        95.0%       94.7%         99.7%
       Combined ratio
        before recovery*        89.1%        95.0%       95.5%         99.7%

    * Values that exclude the recovery are discussed in the attached Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures.


    Statutory net written premiums of the property casualty insurance affiliates on an adjusted basis rose 14.2 percent to $698 million for the fourth quarter compared with $612 million in last year's fourth quarter (adjusted for the effect of a refinement adopted in 2002 of the company's estimation process for matching written premiums to policy effective dates). Full-year statutory net written premiums on an adjusted basis rose
11.8 percent to $2.789 billion from $2.496 billion.

    Fourth-quarter new business written directly by the company's agents was $87 million, up 12.1 percent over last year, as growth in commercial lines new business offset a decline in personal lines new business. Full-year new business rose 3.4 percent to $328 million.

    The fourth-quarter 2003 combined ratio was 89.1 percent, including a
5.5 percentage-point benefit from the release of UM/UIM reserves. For the full year, the combined ratio before the software recovery improved to
95.5 percent, including a 1.4 percentage-point benefit from the reserve release, compared with a 99.7 percent full-year combined ratio for 2002.

    "Beyond the benefit of the release of the UM/UIM reserves, the improvement in fourth-quarter and full-year loss results for the property casualty operations reflected growth in premiums, in particular more adequate premiums per policy, and the ongoing benefits of the commercial lines re-underwriting program," Schiff said. "The improved loss and loss expense ratio more than offset the anticipated rise in underwriting expenses primarily related to the higher contingent commission expense we incurred in the second half of this year.

    "We continue to rely on our agents as frontline underwriters who know the businesses and individuals in their communities, and we continue to work with agents and policyholders on managing risk. Our loss control services are available in most areas for all of our agencies' commercial clients, not just for the larger, potentially more complex risks. Our agent education programs now include in-depth training focused on construction risks as well as classes to enhance agents' skills in determining proper building valuation. These types of programs work hand-in-hand with our underwriting effort to improve results," Schiff said.

    "All of the technology initiatives we have under way are making great strides, including WinCPP, our online system for commercial lines policy quoting, and Diamond, our personal lines processing system." Schiff added, "A highlight of the fourth quarter and the year was the rollout of our new claims management system (CMS). Our property casualty companies consistently rank high in independent industry surveys measuring customer satisfaction with speed and fairness of claims service. CMS supports our continued commitment to providing exemplary claims service with a personal touch. It lifts the administrative burden from our field claims representatives, allowing them to spend more time with people and less time with paper."



    Commercial Lines

    (Dollars in millions - GAAP) Fourth Quarter Ended   Twelve Months Ended
                                    December 31,            December 31,
                                2003         2002         2003         2002

    Income Statement Data
    Earned premiums            $ 498        $ 468      $ 1,908      $ 1,723
    Loss and loss expenses
     excluding catastrophe
     losses                      281          316        1,176        1,170
    Catastrophe losses            14            6           42           40
    Underwriting expenses        144          114          523          454
      Underwriting profit       $ 59         $ 32        $ 167         $ 59
      Underwriting profit
       before recovery*         $ 59         $ 32        $ 152         $ 59
    Ratio Data
    Loss and loss expenses
     excluding catastrophe
     losses                     56.5%       67.4%         61.6%        68.0%
    Catastrophe losses           2.9         1.3           2.2          2.3
    Underwriting expenses       29.1        24.5          27.4         26.3
    Combined ratio              88.5%       93.2%         91.2%        96.6%
    Combined ratio
     before recovery*           88.5%       93.2%         92.0%        96.6%

    * Values that exclude the recovery are discussed in the attached Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures.


    Statutory net written premiums for commercial lines of insurance on an adjusted basis rose 14.7 percent to $507 million for the fourth quarter compared with $443 million in last year's fourth quarter (adjusted for the effect of a refinement adopted in 2002 of the company's estimation process for matching written premiums to policy effective dates). Full-year commercial lines statutory net written premiums on an adjusted basis rose 11.9 percent to $2.009 billion from $1.796 billion.

    Fourth-quarter commercial lines new business written directly by the company's agents increased 17.6 percent to $73 million. Full-year commercial lines new business rose 6.8 percent to $268 million.

    The fourth-quarter 2003 commercial lines combined ratio was 88.5 percent, including a 7.7 percentage-point benefit from the release of UM/UIM reserves. For the full year, the combined ratio before the software recovery improved to
92.1 percent, including a 2.0 percentage-point benefit from the reserve release, compared with a 96.6 percent full-year combined ratio for 2002.

    Schiff commented, "Even without taking into account the benefit of the UM/UIM reserve release, for the full year we saw loss and loss expense ratio improvement in the commercial multi-peril, commercial auto and other liability business lines, with the workers' compensation line essentially even with 2002. The improvements bode well for 2004 and reflect the benefits of the re-underwriting program of the past three years and growth in premiums.

    "While we may see some fluctuation in loss and loss expense ratios for individual lines, our emphasis is on package business, and that means our success is best measured on overall commercial lines results," Schiff said. "The combined ratio for the full year marked our best commercial lines results in many years. We believe market conditions will allow us to further improve on that mark in 2004 while continuing to achieve satisfactory growth.

    "While there may be striking differences in market conditions from one area to another, in most markets, disciplined underwriting remains the norm, not the exception. There is more competition for high-quality accounts, particularly from other regional carriers, but there seems to be little inclination to aggressively price average accounts. The regional and national carriers that are targeting small accounts continue to make their presence known in that market segment," Schiff noted.

    "We are addressing these conditions with the same philosophy that has guided us for more than 50 years," Schiff commented. "Our agencies' doors are open to us, and we bring to the table both stability and a willingness to evaluate each account individually. We will win our share of the business, and we'll do it by focusing on relationships between our field associates and agents as well as between those agents and policyholders in their communities. We will continue to emphasize subdivided territories that enhance service, package programs, high-quality claims service and industry-leading financial strength. Our objectives remain steady growth and further improvements in profitability."



    Personal Lines

    (Dollars in millions - GAAP) Fourth Quarter Ended   Twelve Months Ended
                                    December 31,            December 31,
                                 2003         2002         2003         2002

    Income Statement Data
     Earned premiums            $ 192        $ 174        $ 745        $ 670
     Loss and loss expenses
      excluding catastrophe
      losses                      127          107          524          487
     Catastrophe losses            (7)          15           55           47
     Underwriting expenses         56           52          193          187
       Underwriting profit (loss)$ 16         $ --        $ (27)       $ (51)
       Underwriting profit (loss)
        before recovery*         $ 16         $ --        $ (35)       $ (51)
    Ratio Data
     Loss and loss expenses
      excluding catastrophe
      losses                     65.8%        61.8%        70.3%        72.6%
     Catastrophe losses          (3.9)         8.6          7.3          7.1
     Underwriting expenses       28.8         29.9         26.0         27.9
       Combined ratio            90.7%       100.3%       103.6%       107.6%
       Combined ratio
        before recovery*         90.7%       100.3%       104.7%       107.6%

    * Values that exclude the recovery are discussed in the attached Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures.


    Statutory net written premiums for personal lines of insurance on an adjusted basis rose 12.8 percent to $191 million for the fourth quarter compared with $169 million in last year's fourth quarter (adjusted for the effect of a refinement adopted in 2002 of the company's estimation process for matching written premiums to policy effective dates). Full-year personal lines statutory net written premiums on an adjusted basis rose 11.4 percent to $780 million from $700 million.

    Fourth-quarter personal lines new business written directly by the company's agents was $14 million compared with $16 million in last year's fourth quarter. Full-year personal lines new business was $60 million compared with $66 million in 2002.

    The fourth-quarter 2003 loss and loss expenses ratio excluding catastrophes was 65.8 percent compared with 61.8 percent. Primarily because of the change in catastrophe losses, the fourth-quarter 2003 combined ratio was
90.7 percent compared with 100.3 percent in last year's fourth quarter. For the full year, the combined ratio before the software recovery improved to
104.7 percent compared with a 107.6 percent full-year combined ratio for 2002. The release of the UM/UIM reserves had essentially no impact on the personal lines fourth-quarter or full-year 2003 combined ratios.

    Schiff commented, "Across the board in personal lines, our premium growth continues to be driven by higher premium rates. While we saw improvement in the personal lines combined ratio for the full year, we have not yet reached an overall performance level that we consider satisfactory.

    "We continue to address homeowner results with a number of actions including re-underwriting programs with specific agencies, rate increases, deductible changes and modifications in policy terms and conditions. For example, 23 homeowner rate increases were effective in 2003 in 20 of the 25 states in which we write personal lines business. In 2004, another 16 rate increases already are planned. For personal auto, we are continuing to receive approval for low single-digit rate increases in 2004 that will build on the slightly higher increases of 2003.

    "Coordinating with our agents to ensure quality underwriting and careful risk selection, we achieved our second highest annual level of new business. In addition, the new personal lines policy processing system will be deployed in 2004 to three of our largest personal lines states - Michigan, Indiana and Ohio. Our agencies in these states look forward to the advantages and efficiencies of the Diamond system that have been reported by our Kansas agencies since they began using it in 2002. We expect the deployment of Diamond will help lead to increased levels of new business."

    Schiff noted, "While it will take time, we are committed to restoring profitability in our homeowner line, maintaining our package approach and achieving strong personal lines results."



    Life Insurance Operations

    (In millions)               Fourth Quarter Ended      Twelve Months Ended
                                    December 31,              December 31,
                                  2003         2002         2003         2002

    Earned premiums               $ 28         $ 24         $ 96         $ 87
    Investment income,
     net of expenses                22           22           89           86
    Other income                     1            0            2            0
      Total revenues excluding
       realized investment gains
       and losses                 $ 51         $ 46        $ 187        $ 173
    Policyholder benefits           26           23           91           83
    Expenses                        17           14           53           53
      Total benefits and expenses $ 43         $ 37        $ 144        $ 136
      Income before income tax
       and realized investment
       gains and losses            $ 8          $ 9         $ 43         $ 37
    Federal tax                      3            3           14           12
      Income before realized
       investment gains and losses $ 5          $ 6         $ 29         $ 25


    The Cincinnati Life Insurance Company's fourth-quarter 2003 net earned premiums advanced 14.7 percent over last year. Income before realized investment gains and losses declined 14.7 percent to $5 million due to an increase in policyholder benefits and in expenses related to the strong life company premium growth. Net income for the fourth quarter including realized net capital gains and losses rose 1.3 percent to $7 million.

    For the full year, net earned premiums rose 9.2 percent to $96 million. Income before realized investment gains and losses rose 15.7 percent to $29 million in 2003. Net income including realized net capital gains and losses rose 25.8 percent to $22 million versus $17 million for the comparable 2002 period.

    Cincinnati Life President David H. Popplewell, FALU, LLIF, commented, "The life company had an excellent year. An 18.5 percent increase in policy face amounts in force to $38.491 billion reflected a positive response to our products and services. In 2004, we will continue to maintain a competitive advantage for our agents by expanding our portfolio to include enhancements of our term life insurance products and a new long-term guaranteed universal life insurance product."



    Investment Operations

    (In millions, pretax)        Fourth Quarter Ended      Twelve Months Ended
                                    December 31,              December 31,
                                  2003         2002         2003         2002

    Investment income,
     net of expenses             $ 118        $ 114        $ 465        $ 445
    Realized investment gains and losses:
      Valuation of embedded derivatives
       (SFAS No. 133)             $ --          $ 4          $ 9         $ (4)
      Other-than-temporary
       impairment charges           (3)         (60)         (80)         (98)
      Realized investment gains and
       losses on security sales      7           (4)          30            8
        Total realized investment
         gains and losses          $ 4        $ (60)       $ (41)       $ (94)


    Consolidated pretax investment income rose 4.2 percent for the fourth quarter and 4.7 percent for the full year, largely due to dividend increases announced during 2003 by companies in the equity portfolio. Last year, 29 of the 51 equity holdings in the portfolio announced dividend increases that totaled $16 million on an annualized basis. Total realized investment gains were $4 million in the fourth quarter, as the market sustained its overall recovery and fewer securities were impaired. Offsetting $3 million in impairments in the fourth quarter were $7 million in net gains from the sale of securities.

    Chief Investment Officer Kenneth S. Miller, CLU, ChFC, commented, "Fourth-quarter and full-year growth for investment income reflected the satisfactory returns our bond and equity portfolios are generating. The contribution of dividends from our equity holdings was particularly significant, setting the stage for continued growth in the 3.5 percent to
4.5 percent range in 2004."

    Miller added, "Strong cash flow led to substantial new investments during 2003. The $179 million used for new portfolio investments in the fourth quarter brought the net year-to-date total to $607 million. We have increased the quality of the bond portfolio, as rated by Standard & Poor's and Moody's, with purchases of U.S. agency paper and high-quality municipal bonds totaling $631 million in 2003. Another $199 million, including $66 million in the fourth quarter, has been invested in common stocks in 2003, in line with our historical allocation."



    Balance Sheet

    (Dollars in millions)        Fourth Quarter Ended      Twelve Months Ended
                                    December 31,              December 31,
                                  2003         2002         2003         2002

    Balance Sheet Data
     Total assets                   --           --     $ 15,509     $ 14,122
     Invested assets                --           --       12,527       11,265
     Shareholders' equity           --           --        6,204        5,598
    Ratio Data
     Return on equity, annualized  8.7%         4.1%         6.3%         4.1%
     Return on equity, annualized,
      based on comprehensive
      income                      32.3          8.5         13.8         (4.0)


    At December 31, 2003, total assets rose 9.8 percent to a record $15.509 billion, up $1.387 billion from year-end 2002. Shareholders' equity reached $6.204 billion, up 10.8 percent or $606 million from year-end 2002. Accumulated other comprehensive income totaled $4.084 billion, up $441 million from year-end 2002. Book value rose 11.7 percent to $38.69 from $34.65 at year-end 2002.

    During the fourth quarter, the company repurchased 142,900 shares of Cincinnati Financial common stock at a total cost of $6 million or $40.41 per share. For the full year, 1.5 million shares were repurchased at a total cost of $55 million, or $36.36 per share. Approximately 5.3 million shares remain authorized by the board of directors for repurchase.

    At year-end 2003, statutory policyholder surplus for the property casualty insurance group was $2.780 billion, up 19.0 percent from year-end 2002. As a result, the ratio of net written premiums to surplus improved further to 1.01-to-1 from an already excellent 1.12-to-1 a year ago.


    Outlook Positive for 2004

    Schiff commented, "The Cincinnati Insurance Companies are well positioned to benefit from the flight to quality that is occurring in the insurance marketplace. Cincinnati's superior financial strength ratings provide our agencies and their policyholders with comfort that we will be able to meet our obligations today and in the future.

    "The strong results of 2003 add to the company's foundation of strength and stability. We bolster that foundation through continuous efforts to strengthen our service, reward our shareholders and position our company to comply with new governance regulations," Schiff said.

    "As we begin the year, we are targeting full-year 2004 written premium growth in the high single digits. We believe our strategies will allow us to achieve a full-year 2004 GAAP combined ratio in the range of 95 percent. The target does not include the benefits we anticipate from additional UM/UIM reserve releases, and it assumes the combined ratio will include approximately
3.0 to 3.5 percentage points for catastrophe losses. We also have confidence in our ability to achieve investment income growth of 3.5 percent to 4.5 percent.

    "Consistency and stability define our company and reward our agents, policyholders, associates and investors. In short, we are looking ahead to another year of consistently strong results," Schiff concluded.


    For additional information or to register for this afternoon's conference call, please visit www.cinfin.com .


    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at www.cinfin.com.


    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:


     * unusually high levels of catastrophe losses due to changes in weather patterns or other causes
     * increased frequency and/or severity of claims
     * circumstances that cause agencies to bring the company fewer new policyholder accounts
     * environmental events or changes
     * insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace
     * adverse outcomes from litigation or administrative proceedings
     * recession or other economic conditions resulting in lower demand for insurance products
     * sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in market value of Fifth Third Bancorp shares
     * events that lead to a significant decline in the market value of a particular security and impairment of the asset
     * delays in the development, implementation and benefits of technology enhancements
     * decreased ability to generate growth in investment income


    Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures impacting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.



                       Cincinnati Financial Corporation
                         Consolidated Balance Sheets

    (Dollars in millions except share data)       Years Ended December 31,
                                                     2003          2002
                                                  (unaudited)
    Assets
     Investments
      Fixed maturities, at fair value
       (amortized cost: 2003-$3,521; 2002-$3,220)  $ 3,925      $ 3,305
      Equity securities, at fair value
       (cost: 2003-$2,445; 2002-$2,375)              8,524        7,884
      Other invested assets                             78           76
     Cash                                               91          112
     Investment income receivable                       99           98
     Finance receivable                                 39           33
     Premiums receivable                             1,060          956
     Reinsurance receivable                            617          590
     Prepaid reinsurance premiums                       13           47
     Deferred policy acquisition                       372          343
     Property and equipment, net, for company use
      (accumulated depreciation: 2003-$172; 2002-$155) 136          128
     Other assets                                       92          123
     Separate accounts                                 463          427
       Total assets                               $ 15,509     $ 14,122

    Liabilities
     Insurance reserves
      Losses and loss expense                      $ 3,415      $ 3,176
      Life policy reserves                           1,025          917
     Unearned premiums                               1,446        1,319
     Other liabilities                                 404          345
     Deferred income tax                             1,949        1,737
     Notes payable                                     183          183
     6.9% senior debenture due 2028                    420          420
     Separate accounts                                 463          427
      Total liabilities                              9,305        8,524

    Shareholders' equity
     Common stock, par value-$2 per share;
      authorized 200 million shares;
      issued: 2003-176 million shares,
      2002-176 million shares                          352          352
     Paid-in capital                                   306          300
     Retained earnings                               1,986        1,772
     Accumulated other comprehensive income
      -unrealized gains on investments
      and derivatives                                4,084        3,643
     Treasury stock at cost (2003-16 million shares,
      2002-14 million shares)                         (524)        (469)
       Total shareholders' equity                    6,204        5,598
       Total liabilities and shareholders' equity $ 15,509     $ 14,122


                       Cincinnati Financial Corporation
                      Consolidated Statements of Income

    (In millions except per share data)           Years Ended December 31,
                                                     2003          2002
                                                  (unaudited)

    Revenues
     Earned premiums
      Property casualty                            $ 2,653        $ 2,391
      Life                                              95             87
     Investment income, net of expenses                465            445
     Realized investment gains and losses              (41)           (94)
     Other income                                        9             14
      Total revenues                                 3,181          2,843

    Benefits and expenses
     Insurance losses and policyholder benefits      1,887          1,826
     Commissions                                       536            472
     Other operating expenses                          204            202
     Taxes, licenses and fees                           67             80
     Increase in deferred policy acquisition costs     (42)           (57)
     Interest expense                                   34             35
     Other expenses                                     15              6
      Total benefits and expenses                    2,701          2,564
    Income before income taxes                         480            279

    Provision (benefit) for income taxes
     Current                                           130             53
     Deferred                                          (24)           (12)
      Total provision (benefit) for income taxes       106             41

    Net income                                       $ 374          $ 238
    Per common share
     Net income - basic                             $ 2.33         $ 1.47
     Net income - diluted                           $ 2.31         $ 1.46

    Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. During 2003, net income would have been reduced by approximately 6 cents per share if option expense, calculated using the Black-Scholes and modified prospective transition methodologies, was included as an expense.

                       Cincinnati Financial Corporation
                   Definitions of Non-GAAP Information and
                  Reconciliation to Comparable GAAP Measures


    Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

    Management uses non-GAAP and non-statutory financial measures to evaluate its primary business areas - property casualty insurance, life insurance and investments - where analyzing only GAAP measures may hinder analysis of trends in the underlying business, possibly leading to incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally apply to non-recurring events unrelated to business performance that distort short-term results, values that fluctuate based on events outside of management's control and accounting refinements that decrease comparability between periods, creating a need to analyze data on the same basis.

    Operating income. Operating income (also described as net income before realized investment gains and losses) is calculated by excluding from net income net realized investment gains and losses. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized capital gains (or losses) are integral to the company's insurance operations over the long-term, the determination to realize capital gains or losses in any quarter is subject to management's discretion and is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized gains or losses for any particular period, while it may be material, is not indicative of the performance of ongoing underlying business operations in that period. Analyzing only GAAP net income could lead to incorrect or misleading assumptions and conclusions about the success or failure of the insurance operations.

    For these reasons, many investors and shareholders consider operating income to be one of the most meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on operating income in their analyses. The company presents operating income so all investors have what management believes to be a useful supplement to GAAP information.

    Catastrophe losses: Due to the nature of catastrophic events, the frequency and cost of catastrophe occurrences are unpredictable. Although management anticipates an average level of catastrophe losses, to aid in assessing the underlying performance of the business, management evaluates trends in the company's overall performance and property casualty underwriting profitability excluding the fluctuating impact of catastrophe losses.

    Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, certain data also must be calculated according to statutory accounting rules as defined in the NAIC's Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available and used by various organizations to calculate aggregate industry data, study industry trends and make comparisons between various insurance companies.

    Written premium: Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

    Written premium adjustment - statutory-basis only: In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management excludes this adjustment when evaluating trends in written premiums and statutory ratios that make use of written premiums.

    Underwriting profit: Underwriting profit for property casualty insurance represents premiums earned minus loss and loss expenses and insurance-related underwriting expenses.

    Reserve reallocation: Management monitors claim activity on an ongoing basis and appropriately modifies amounts added to loss reserves via incurred but not yet reported (IBNR) reserve additions and loss expenses. Based on prior-year loss development and changes in ultimate incurred loss ratios, the company reallocates reserves between business lines and accident years to reflect evolving trends. To better assess current-year performance, management monitors accident-year business line loss and loss expenses data excluding prior-year reserve reallocations.


    One-time charges or adjustments: Management analyzes results excluding the impact of one-time items.

     * In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.
     * In 2000, the company recorded a one-time charge of $39 million, pre-tax, to impair previously capitalized costs related to the development of software to process property casualty policies.
     * In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium bank-owned life insurance (BOLI) policy booked at the end of 1999 that was segregated as a Separate Account effective April 1, 2000. Investment income and realized capital gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company's consolidated financials.
     * In 1993, results included a credit related to the method of accounting for income taxes to conform with Statement of Accounting Financial Standards No. 109 and a charge related to the effect of 1993 increases in income tax rates on deferred taxes recorded for various prior-year items.


    Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when evaluating written premiums and statutory ratios that make use of written premiums.

    Life insurance gross written premiums: In analyzing life insurance company gross written premiums, management excludes three larger, single-pay life insurance policies (BOLIs) to focus on the trend in premiums written through the agency distribution channel.



              Cincinnati Financial Corporation and Subsidiaries
                     Quarterly Net Income Reconciliation

                                                   Quarters ended

    (In millions except               12/31/2003 9/30/2003 6/30/2003 3/31/2003
     per share data)

     Net income                          $ 130     $ 104     $ 84      $ 57
     One-time item                                    15
     Net income before one-time item     $ 130      $ 89     $ 84      $ 57
     Net realized investment
      gains and losses                       2        10        1       (40)
     Operating income
      before one-time item               $ 128      $ 79     $ 83      $ 97
     Catastrophe losses                     (4)      (27)     (30)       (2)
     Operating income before catastrophe
      losses and one-time item           $ 132     $ 106    $ 113      $ 99
    Diluted per share data
     Net income                         $ 0.80    $ 0.64   $ 0.52    $ 0.35
     One-time item                                  0.09
     Net income before one-time item    $ 0.80    $ 0.55   $ 0.52    $ 0.35
     Net realized investment
      gains and losses                    0.01      0.06     0.01     (0.25)
     Operating income
      before one-time item              $ 0.79    $ 0.49   $ 0.51    $ 0.60
     Catastrophe losses                  (0.03)    (0.17)   (0.19)    (0.01)
     Operating income before catastrophe
      losses and one-time item          $ 0.82    $ 0.66   $ 0.70    $ 0.61


    (In millions except               12/31/2002 9/30/2002 6/30/2002 3/31/2002
     per share data)

     Net income                          $ 56      $ 72      $ 35      $ 75
     One-time item
     Net income before one-time item     $ 56      $ 72      $ 35      $ 75
     Net realized investment
      gains and losses                    (40)      (11)       (6)       (5)
     Operating income
      before one-time item               $ 96      $ 83      $ 41      $ 80
     Catastrophe losses                   (14)       (3)      (31)       (9)
     Operating income before catastrophe
      losses and one-time item          $ 110      $ 86      $ 72      $ 89
    Diluted per share data
     Net income                        $ 0.35    $ 0.44    $ 0.21    $ 0.46
     One-time item
     Net income before one-time item   $ 0.35    $ 0.44    $ 0.21    $ 0.46
     Net realized investment
      gains and losses                  (0.24)    (0.07)    (0.04)    (0.03)
     Operating income
      before one-time item             $ 0.59    $ 0.51    $ 0.25    $ 0.49
     Catastrophe losses                 (0.08)    (0.02)    (0.19)    (0.06)
     Operating income before catastrophe
      losses and one-time item         $ 0.67    $ 0.53    $ 0.44    $ 0.55


                                Six months      Nine months     Twelve months
                                  ended           ended            ended
    (In millions except       6/30/   6/30/    9/30/   9/30/   12/31/   12/31/
     per share data)          2003    2002     2003    2002     2003     2002

     Net income              $ 141   $ 110    $ 245   $ 182    $ 374    $ 238
     One-time item                               15               15
     Net income before
      one-time item          $ 141   $ 110    $ 230   $ 182    $ 359    $ 238
     Net realized investment
      gains and losses         (39)    (12)     (29)    (22)     (27)     (62)
     Operating income before
      one-time item          $ 180   $ 122    $ 259   $ 204    $ 386    $ 300
     Catastrophe losses        (32)    (40)     (59)    (43)     (63)     (57)
     Operating income before
      catastrophe losses and
      one-time item          $ 212   $ 162    $ 318   $ 247    $ 449    $ 357
    Diluted per share data
     Net income             $ 0.87  $ 0.67   $ 1.51  $ 1.11   $ 2.31   $ 1.46
     One-time item                             0.09             0.09
     Net income before
      one-time item         $ 0.87  $ 0.67   $ 1.42  $ 1.11   $ 2.22   $ 1.46
     Net realized investment
      gains and losses       (0.24)  (0.07)   (0.18)  (0.14)   (0.17)   (0.38)
     Operating income before
      one-time item         $ 1.11  $ 0.74   $ 1.60  $ 1.25   $ 2.39   $ 1.84
     Catastrophe losses      (0.20)  (0.24)   (0.36)  (0.26)   (0.39)   (0.35)
     Operating income before
      catastrophe losses and
      one-time item         $ 1.31  $ 0.98   $ 1.96  $ 1.51   $ 2.78   $ 2.19

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.


                          Cincinnati Insurance Group
               Quarterly Property Casualty Data - Consolidated

                                                  Quarters ended

    (Dollars in millions)            12/31/2003 9/30/2003 6/30/2003 3/31/2003

    Premiums
      Adjusted written
       premiums (statutory)             $ 698      $ 714     $ 707     $ 669
      Written premium adjustment --
       statutory only                     (19)         9        19        18
      Reported written premiums
       (statutory)*                     $ 679      $ 723     $ 726     $ 687
      Unearned premiums                    11        (45)      (72)      (56)
      Earned premiums                   $ 690      $ 678     $ 654     $ 631

    Statutory combined ratio
      Reported statutory
       combined ratio*                   89.8%      96.3%     98.4%     92.8%
      Written premium adjustment --
       statutory only                      NM         NM        NM        NM
      One-time item                         0        3.1         0         0
      Adjusted statutory
       combined ratio                    89.8%      99.4%     98.4%     92.8%
      Catastrophe losses                 (1.0)      (6.1)     (7.1)     (0.4)
      Adjusted statutory
       combined ratio
       excluding catastrophe
       losses                            88.8%      93.3%     91.3%     92.4%
      Reported commission
       expense ratio*                    18.8%      18.5%     17.0%     16.4%
      Written premium adjustment --
       statutory only                      NM         NM        NM        NM
      One-time item                         0          0         0         0
      Adjusted commission
       expense ratio                     18.8%      18.5%     17.0%     16.4%
      Reported other
       expense ratio*                    10.9%       6.5%      8.2%     10.0%
      Written premium adjustment --
       statutory only                      NM         NM        NM        NM
      One-time item                         0        3.1         0         0
      Adjusted other
       expense ratio                     10.9%       9.6%      8.2%     10.0%
      Reported statutory
       expense ratio*                    29.7%      25.0%     25.2%     26.4%
      Written premium adjustment --
       statutory only                      NM         NM        NM        NM
      One-time item                         0        3.1         0         0
      Adjusted statutory expense ratio   29.7%      28.1%     25.2%     26.4%
    GAAP Combined Ratio
      GAAP combined ratio                89.1%      96.6%     98.4%     95.1%
      One-time item                         0        3.4         0         0
      GAAP combined ratio before
       one-time item                     89.1%     100.0%     98.4%     95.1%


    (Dollars in millions)             12/31/2002 9/30/2002 6/30/2002 3/31/2002

    Premiums
      Adjusted written
       premiums (statutory)             $ 612      $ 637     $ 626     $ 621
      Written premium adjustment --
       statutory only                     117          0         0         0
      Reported written premiums
       (statutory)*                     $ 729      $ 637     $ 626     $ 621
      Unearned premiums                   (87)       (27)      (46)      (60)
      Earned premiums                   $ 642      $ 610     $ 580     $ 561

    Statutory combined ratio
      Reported statutory
       combined ratio*                   93.4%      97.4%    107.2%     96.3%
      Written premium adjustment --
       statutory only                     4.7          0         0         0
      One-time item                         0          0         0         0
      Adjusted statutory
       combined ratio                    98.1%      97.4%    107.2%     96.3%
      Catastrophe losses                 (3.3)      (0.8)     (8.1)     (2.6)
      Adjusted statutory combined ratio
       excluding catastrophe losses      94.8%      96.6%     99.1%     93.7%
      Reported commission expense ratio* 14.5%      17.5%     16.1%     15.5%
      Written premium adjustment --
       statutory only                     2.8        0.0       0.0       0.0
      One-time item                         0          0         0         0
      Adjusted commission
       expense ratio                     17.3%      17.5%     16.1%     15.5%
      Reported other expense ratio*       9.8%       9.9%      9.2%      9.6%
      Written premium adjustment --
       statutory only                     1.9        0.0       0.0       0.0
      One-time item                         0          0         0         0
      Adjusted other expense ratio       11.7%       9.9%      9.2%      9.6%
      Reported statutory expense ratio*  24.3%      27.4%     25.3%     25.1%
      Written premium adjustment --
       statutory only                     4.7        0.0       0.0       0.0
      One-time item                         0          0         0         0
      Adjusted statutory
       expense ratio                     29.0%      27.4%     25.3%     25.1%
    GAAP Combined Ratio
      GAAP combined ratio                95.0%      97.4%    108.1%     98.8%
      One-time item                         0          0         0         0
      GAAP combined ratio
       before one-time item              95.0%      97.4%    108.1%     98.8%


                               Six months       Nine months     Twelve months
                                  ended            ended            ended
    (Dollars in millions)     6/30/   6/30/    9/30/   9/30/   12/31/   12/31/
                              2003    2002     2003    2002     2003     2002

    Premiums
      Adjusted written
       premiums (statutory) $ 1,376 $ 1,247  $ 2,090 $ 1,884  $ 2,789 $ 2,496
      Written premium
       adjustment --
       statutory only            37       0       46       0       26     117
      Reported written
       premiums
       (statutory)*         $ 1,413 $ 1,247  $ 2,136 $ 1,884  $ 2,815 $ 2,613
      Unearned premiums        (127)   (106)    (173)   (133)    (162)   (220)
      Earned premiums       $ 1,286 $ 1,141  $ 1,963 $ 1,751  $ 2,653 $ 2,393

    Statutory combined ratio
      Reported statutory
       combined ratio*         95.7%  101.9%    96.0%  100.3%    94.2%   98.4%
      Written premium
       adjustment --
       statutory only            NM       0       NM       0       NM     1.2
      One-time item                       0      1.0       0      0.8       0
      Adjusted statutory
       combined ratio          95.7%  101.9%    97.0%  100.3%    95.0%   99.6%
       Catastrophe losses      (3.8)   (5.4)    (4.6)   (3.8)    (3.6)   (3.6)
       Adjusted statutory
        combined ratio
        excluding catastrophe
        losses                 91.9%   96.5%    92.4%   96.5%    91.4%   96.0%
       Reported commission
        expense ratio*         16.7%   15.8%    17.3%   16.4%    17.7%   15.9%
       Written premium
        adjustment --
        statutory only           NM     0.0       NM     0.0       NM     0.8
       One-time item              0       0        0       0        0       0
      Adjusted commission
       expense ratio           16.7%   15.8%    17.3%   16.4%    17.7%   16.7%
      Reported other
       expense ratio*           9.0%    9.5%     8.1%    9.6%     8.8%    9.6%
      Written premium
       adjustment --
       statutory only            NM     0.0       NM     0.0       NM     0.4
      One-time item               0       0      1.0       0      0.8       0
      Adjusted other
       expense ratio            9.0%    9.5%     9.1%    9.6%     9.6%   10.0%
      Reported statutory
       expense ratio*          25.7%   25.3%    25.5%   26.0%    26.5%   25.5%
      Written premium
       adjustment --
       statutory only            NM     0.0       NM     0.0       NM     1.2
      One-time item               0       0      1.0       0      0.8       0
      Adjusted statutory
       expense ratio           25.7%   25.3%    26.5%   26.0%    27.3%   26.7%
    GAAP Combined Ratio
      GAAP combined ratio      96.8%  103.6%     96.7% 101.4%    94.7%   99.7%
      One-time item               0       0       1.2      0      0.8       0
      GAAP combined ratio
       before one-time item    96.8%  103.6%     97.9% 101.4%    95.5%   99.7%

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful
    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                          Cincinnati Insurance Group
             Quarterly Property Casualty Data - Commercial Lines

                                                     Quarters ended

    (Dollars in millions)             12/31/2003 9/30/2003 6/30/2003 3/31/2003

    Premiums
      Adjusted written
       premiums (statutory)              $ 507      $ 499     $ 496     $ 506
      Written premium adjustment -
       statutory only                      (16)         8        12        18
      Reported written
       premiums (statutory)*             $ 491      $ 507     $ 507     $ 526
      Unearned premiums                      7        (19)      (37)      (74)
      Earned premiums                    $ 498      $ 488     $ 470     $ 452

    Statutory combined ratio
      Reported statutory
       combined ratio*                    89.7%      91.9%     91.9%     90.3%
      Written premium adjustment --
       statutory only                       NM         NM        NM        NM
      One-time item                          0        2.9         0         0
      Adjusted statutory
       combined ratio                     89.7%      94.7%     91.9%     90.3%
      Catastrophe losses                  (2.9)      (2.0)     (2.9)     (1.0)
      Adjusted statutory
       combined ratio
       excluding catastrophe
       losses                             86.8%      92.7%     89.0%     89.3%
    GAAP Combined Ratio
      GAAP combined ratio                 88.5%      92.1%     91.4%     93.2%
      One-time item                          0        2.9         0         0
      GAAP combined ratio
       before one-time item               88.5%      95.0%     91.4%     93.2%


    (Dollars in millions)             12/31/2002 9/30/2002 6/30/2002 3/31/2002

    Premiums
      Adjusted written
       premiums (statutory)               $ 443     $ 441     $ 438     $ 474
      Written premium adjustment --
       statutory only                       109         0         0         0
      Reported written
       premiums (statutory)*              $ 552     $ 441     $ 438     $ 474
      Unearned premiums                     (84)       (1)      (23)      (74)
      Earned premiums                     $ 468     $ 440     $ 415     $ 400

    Statutory combined ratio
      Reported statutory
       combined ratio*                     91.9%     94.7%    102.3%     93.2%
      Written premium adjustment --
       statutory only                       5.8         0         0         0
      One-time item                           0         0         0         0
      Adjusted statutory
       combined ratio                      97.7%     94.7%    102.3%     93.2%
      Catastrophe losses                   (1.3)     (1.3)     (5.6)     (1.2)
     Adjusted statutory combined ratio
      excluding catastrophe losses         96.4%     93.4%     96.7%     92.0%
    GAAP Combined Ratio
     GAAP combined ratio                   93.2%     94.9%    103.3%     95.8%
     One-time item                            0         0         0         0
     GAAP combined ratio
      before one-time item                 93.2%     94.9%    103.3%     95.8%


                               Six months      Nine months     Twelve months
                                  ended           ended            ended
    (Dollars in millions)     6/30/   6/30/    9/30/   9/30/   12/31/   12/31/
                              2003    2002     2003    2002     2003     2002

    Premiums
      Adjusted written
       premiums
       (statutory)         $ 1,003   $ 912  $ 1,502 $ 1,353  $ 2,009  $ 1,796
      Written premium
       adjustment --
       statutory only           30       0       38       0       22      109
      Reported written
       premiums
       (statutory)*        $ 1,033   $ 912  $ 1,540 $ 1,353  $ 2,031  $ 1,905
      Unearned premiums       (111)    (97)    (130)    (98)    (123)    (182)
      Earned premiums        $ 922   $ 815  $ 1,410 $ 1,255  $ 1,908  $ 1,723

    Statutory combined ratio
      Reported statutory
       combined ratio*        91.1%   97.8%    91.4%   96.6%    90.9%    95.3%
      Written premium
       adjustment --
       statutory only           NM       0       NM       0       NM      1.5
      One-time item              0       0      0.9       0      0.7        0
      Adjusted statutory
       combined ratio         91.1%   97.8%    92.3%   96.6%    91.6%    96.8%
      Catastrophe losses      (2.0)   (3.4)    (2.0)   (2.7)    (2.2)    (2.3)
      Adjusted statutory
       combined ratio
       excluding catastrophe
       losses                 89.1%   94.4%    90.3%   93.9%    89.4%    94.5%
    GAAP Combined Ratio
      GAAP combined ratio     92.3%   99.6%    92.2%   98.0%    91.2%    96.6%
      One-time item              0       0      1.0       0      0.8        0
      GAAP combined ratio
       before one-time item   92.3%   99.6%    93.2%   98.0%    92.0%    96.6%

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful
    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.


                          Cincinnati Insurance Group
              Quarterly Property Casualty Data - Personal Lines

    (Dollars in millions)                          Quarters ended
                                      12/31/2003 9/30/2003 6/30/2003 3/31/2003
    Premiums
      Adjusted written premiums
       (statutory)                      $ 191      $ 215     $ 212     $ 161
      Written premium adjustment --
       statutory only                      (3)         1         7         0
      Reported written premiums
       (statutory)*                     $ 188      $ 216     $ 219     $ 161
      Unearned premiums                     4        (26)      (35)       18
      Earned premiums                   $ 192      $ 190     $ 184     $ 179

    Statutory combined ratio
      Reported statutory
       combined ratio*                   90.0%     108.1%    115.2%     99.5%
      Written premium adjustment --
       statutory only                      NM         NM        NM        NM
      One-time item                         0        3.8         0         0
      Adjusted statutory
       combined ratio                    90.0%     111.9%    115.2%     99.5%
      Catastrophe losses                  3.9      (16.6)    (17.8)      1.3
      Adjusted statutory combined ratio
       excluding catastrophe losses      93.9%      95.3%     97.4%    100.8%
    GAAP Combined Ratio
      GAAP combined ratio                90.7%     108.4%    116.1%     99.9%
      One-time item                         0        4.3         0         0
      GAAP combined ratio
       before one-time item              90.7%     112.7%    116.1%     99.9%


    (Dollars in millions)             12/31/2002 9/30/2002 6/30/2002 3/31/2002
    Premiums
      Adjusted written
       premiums (statutory)             $ 169      $ 196     $ 188     $ 147
      Written premium
       adjustment --
       statutory only                       8          0         0         0
      Reported written
       premiums (statutory)*            $ 177      $ 196     $ 188     $ 147
      Unearned premiums                    (3)       (26)      (23)       14
      Earned premiums                   $ 174      $ 170     $ 165     $ 161

    Statutory combined ratio
      Reported statutory combined
       ratio*                            97.9%     104.5%    119.8%    104.9%
      Written premium adjustment --
       statutory only                     1.3          0         0         0
      One-time item                         0          0         0         0
     Adjusted statutory combined
      ratio                              99.2%     104.5%    119.8%    104.9%
     Catastrophe losses                  (8.6)       0.6     (14.5)     (6.0)
     Adjusted statutory
      combined ratio
      excluding catastrophe losses       90.6%     105.1%    105.3%     98.9%
     GAAP Combined Ratio
       GAAP combined ratio              100.3%     104.0%    120.2%    106.3%
       One-time item                        0          0         0         0
       GAAP combined ratio
        before one-time item            100.3%     104.0%    120.2%    106.3%


                                Six months      Nine months     Twelve months
                                  ended           ended            ended
    (Dollars in millions)     6/30/   6/30/    9/30/  9/30/    12/31/   12/31/
                              2003    2002     2003   2002     2003     2002

    Premiums
      Adjusted written
       premiums (statutory)  $ 373   $ 335    $ 588  $ 531    $ 780   $ 700
      Written premium
       adjustment --
       statutory only            7       0        8      0        4       8
      Reported written
       premiums (statutory)* $ 380   $ 335    $ 596  $ 531    $ 784   $ 708
      Unearned premiums        (16)     (9)     (43)   (35)     (39)    (38)
      Earned premiums        $ 364   $ 326    $ 553  $ 496    $ 745   $ 670

    Statutory combined ratio
      Reported statutory
       combined ratio*       107.2%  112.2%   107.5% 109.6%   102.9%  106.5%
      Written premium
       adjustment --
       statutory only           NM       0       NM      0       NM     0.3
      One-time item              0       0      1.3      0      1.0       0
      Adjusted statutory
       combined ratio        107.2%  112.2%   108.8% 109.6%   103.9%  106.8%
      Catastrophe losses      (8.4)  (10.3)   (11.2)  (6.6)    (7.3)   (7.1)
      Adjusted statutory
       combined ratio
       excluding catastrophe
       losses                 98.8%  101.9%    97.6% 103.0%    96.6%   99.7%
    GAAP Combined Ratio
      GAAP combined ratio    108.1%  113.3%   108.2% 110.1%   103.6%  107.6%
      One-time item              0       0      1.5      0      1.1       0
      GAAP combined ratio
       before one-time item  108.1%  113.3%   109.7% 110.1%   104.7%  107.6%

    Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

    NM - Not meaningful
    * Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.



SOURCE  Cincinnati Financial Corporation
    -0-                             02/04/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5236, or Media, Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    /Web site:  http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  ERN ERP